Exhibit 99.1

FOR IMMEDIATE RELEASE

Ellie Mae Reports FIRST Quarter 2013 Results
Revenue up 48% from prior year
Revenue guidance raised for 2013

PLEASANTON, CA - April 30, 2013 - Ellie Mae® (NYSE: ELLI), a leading provider of on-demand, enterprise level automation solutions for the residential mortgage industry, today reported results for the first quarter ended March 31, 2013.

First Quarter Highlights

•	Revenue up 48% year over year to $30.9 million

•	Adjusted EBITDA up 87% year over year to $10.0 million

•	$7.9 million of free cash flow generated

•	Record 80,710 active Encompass360® users as of March 31, 2013

“We had a great start to the year with strong financial and operating performance in the first quarter,” said Sig Anderman, CEO of Ellie Mae.  “Through solid execution we delivered robust growth in both revenue and profits while generating significant free cash flow.  We sold a record number of SaaS Encompass360 seats, with continued strong progress in adding new customers, increasing users from existing customers, and upgrading existing customers to our SaaS platform.  We also had a record increase in the number of new active SaaS users during the quarter, which we believe will provide a solid foundation for continued growth in 2013 and beyond.”

“Setting a new user growth record this quarter on the heels of record growth last year speaks to the tremendous appeal of our on-demand platform,” continued Mr. Anderman. “Encompass360 is a compelling, end-to-end value proposition for lenders that automates and streamlines the mortgage origination process, assures regulatory compliance and helps reduce IT and other operational costs. With the heightened concerns lenders have about quality, regulatory compliance and efficiency; our innovative on-demand technology solutions provide us the opportunity for continued growth well into the future.”

“With the business momentum we experienced in the first quarter, we are pleased to raise our full year revenue guidance, even in the face of current expectations for a decline in 2013 mortgage origination volumes.  We are maintaining our bottom line guidance for the full year, enabling us to incrementally increase our investment in growth initiatives and further enhance our compliance capabilities with a goal of extending our leadership position,” Mr. Anderman concluded.

Exhibit 99.1

First Quarter 2013
Total revenue for the first quarter of 2013 increased 48% to $30.9 million, compared to $20.9 million in the first quarter of 2012. Net income for the first quarter of 2013 was $3.9 million, or $0.14 per diluted share, compared to net income of $3.6 million, or $0.16 per diluted share, in the first quarter of 2012.

On a non-GAAP basis, adjusted net income for the first quarter of 2013 was $7.6 million, or $0.27 per diluted share, compared to $4.6 million, or $0.20 per diluted share, in the first quarter of 2012. Adjusted EBITDA for the first quarter of 2013 was $10.0 million, compared to $5.4 million for the first quarter of 2012.

A reconciliation of the non-GAAP financial measures to their related GAAP financial measures is set forth below.

Key Operating Metrics as of and for the Quarter Ended March 31, 2013:

•	On-demand revenue increased 55% year over year to $27.6 million, comprising approximately 89% of total revenues for the quarter;

•	The total number of users actively using the Company's Encompass360 enterprise solution (“active Encompass360 users”) increased 37% year over year to 80,710;

•	Revenue per average active Encompass360 user increased 7% year over year to $394;

•	At the end of the first quarter, the number of users of the SaaS version of Encompass360 increased 65% year over year to 48,121, or 60% of all active Encompass360 users; and

•	Total SaaS Encompass360 revenues increased 97% year over year to $16.5 million or 53% of total revenue for the quarter.

Second Quarter and Fiscal Year 2013 Financial Outlook
The April 2013 composite forecast of Fannie Mae, Freddie Mac and the Mortgage Bankers Association for 2013 mortgage origination volume is approximately $1.6 trillion, which represents a 14% decrease from estimated mortgage volume in 2012. These organizations publish monthly updates of their annual and quarterly forecasts. The April 2013 composite quarterly forecast for origination volume is as follows:

($ in billions)	Q1	Q2	Q3	Q4	Annual
2013	$482	$488	$363	$302	$1,635

Approximately 50% of our revenue is sensitive to fluctuations in mortgage volumes and we are therefore providing financial guidance for the second quarter and full fiscal year 2013 based in part on these composite quarterly forecasts.

Exhibit 99.1

For the second quarter of 2013, revenue is expected to be in the range of $33.5 million to $34.0 million. Net income is expected to be in the range of $4.0 million to $4.4 million, or $0.14 to $0.16 per diluted share. Adjusted net income is expected to be in the range of $7.7 million to $8.2 million, or $0.27 to $0.29 per diluted share. Adjusted EBITDA is expected to be in the range of $11.4 million to $12.5 million.

For the full fiscal year 2013, revenue is expected to be in the range of $130.0 million to $131.5 million, up from the previously provided range of $127.5 million to $129.0 million. Net income is expected to continue to be in the range of $15.6 million to $16.2 million, or $0.55 to $0.57 per diluted share. Adjusted net income is expected to continue to be in the range of $30.2 million to $31.0 million, or $1.06 to $1.09 per diluted share. Adjusted EBITDA is expected to continue to be in the range of $44.2 million to $45.4 million.

Use of Non-GAAP Financial Measures
Ellie Mae provides investors with adjusted net income, adjusted EBITDA and free cash flow in conjunction with traditional GAAP operating performance of net income as part of its overall assessment of its performance. Adjusted net income consists of net income plus amortization of acquired intangibles, non-cash, stock-based compensation expense, acquisition costs and other acquisition-related adjustments. EBITDA consists of net income plus depreciation and amortization, interest income and expense and income tax provision (benefit). Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense and acquisition costs. Free cash flow is calculated by subtracting cash paid for the acquisition of property and equipment from net cash provided by operating activities. Ellie Mae uses adjusted net income and adjusted EBITDA as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age of book depreciation of fixed assets and amortization of intangibles related to acquisitions, and changes in interest expense and interest income that are influenced by capital market conditions. The Company also believes it is useful to exclude non-cash, stock-based compensation expense from adjusted net income and adjusted EBITDA because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how the company's business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. Ellie Mae uses free cash flow as a complementary measure to its entire consolidated statements of cash flows since purchases of property and equipment are a necessary component of ongoing operations. These non-GAAP measures are not measurements of the Company's financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income or operating income or other financial measures calculated in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of the Company's profitability or liquidity. The Company cautions that other companies in

Exhibit 99.1

Ellie Mae's industry may calculate adjusted net income and adjusted EBITDA differently than the company does, further limiting their usefulness as a comparative measure. A reconciliation of net income to adjusted net income and adjusted EBITDA is included in the tables below.

Quarterly Conference Call
Ellie Mae will discuss its first quarter 2013 results today, April 30, 2013, via teleconference at 4:30 p.m. Eastern Time. To access the call, please dial 877-941-1427 or 480-629-9664 at least five minutes prior to the 4:30 p.m. Eastern Time start time. A live webcast of the call will be available on the Investor Relations section of the Company's website at http://ir.elliemae.com. An audio replay of the call will be available through May 14, 2013 by dialing 800-406-7325 or 303-590-3030 and entering access code 4611661.

About Ellie Mae
Ellie Mae, Inc. is a leading provider of on-demand automation solutions for the mortgage industry.  The Company offers an end-to-end solution, delivered using a Software-as-a-Service model that serves as the core operating system for mortgage originators and spans customer relationship management, loan origination and business management.  The Company also hosts the Ellie Mae Network™ that allows Encompass360 users to electronically conduct business transactions with the lenders and settlement service providers they work with to process and fund loans.  The Company's offerings include the Encompass®, Encompass360® and DataTrac® mortgage management software systems.

Ellie Mae was founded in 1997 and is based in Pleasanton, California.  To learn more about Ellie Mae, visit www.EllieMae.com or call 877.355.4362.
© 2013 Ellie Mae, Inc. Ellie Mae®, Encompass®, Encompass360®, DataTrac®, Ellie Mae Network™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Forward-Looking Statements
This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include discussions regarding growth opportunities, projected revenue, net income, adjusted EBITDA and adjusted net income for the second quarter and fiscal year 2013, as well as discussions regarding potential increases in investment in growth initiatives and further enhancement of the Company's capabilities. These statements involve known and unknown risks, uncertainties and other factors which may cause Ellie Mae's results to be materially different than those expressed or implied in such statements. Such differences may be based on factors such as changes in strategic planning decisions by management; reallocation of internal resources; changes in the volume of residential mortgage volume in the United States; changes in anticipated rates of existing customer conversions and new customer acquisitions; the risk that the anticipated benefits, growth prospects and synergies

Exhibit 99.1

expected from the Del Mar Datatrac acquisition may not be fully realized or may take longer to realize than expected; the possibility that economic benefits of future opportunities in an emerging industry may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays, disruptions, including changing relationships with partners, customers, employees or suppliers; the amount of costs incurred in connection with the supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; changes in other macroeconomic factors affecting the residential real estate industry and other risk factors included in documents that Ellie Mae has filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2012 and Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae's future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

IR Contact:

Edgar Luce
Executive VP and CFO
Ellie Mae, Inc.
IR@elliemae.com
+1-925-227-7079
or
Lisa Laukkanen
The Blueshirt Group for Ellie Mae, Inc.
lisa@blueshirtgroup.com
+1-415-217-4967

# # #

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$25,916	$44,114
Short-term investments	34,584	16,243
Accounts receivable, net of allowances for doubtful accounts of $58 and $74 as of March 31, 2013 and December 31, 2012, respectively	9,663	9,753
Prepaid expenses and other current assets	3,397	2,956
Deferred tax assets	652	645
Note receivable	1,000	1,000
Total current assets	75,212	74,711
Property and equipment, net	10,327	9,494
Long-term investments	52,666	43,728
Other intangible assets, net	6,170	6,531
Goodwill	51,051	51,051
Deposits and other assets	501	100
Total assets	$195,927	$185,615
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,825	$2,039
Accrued and other current liabilities	5,608	5,777
Income taxes payable	1,255	15
Acquisition holdback, net of discount	2,969	2,948
Deferred revenue	4,503	4,896
Deferred rent	263	252
Total current liabilities	17,423	15,927
Acquisition holdback, net of current portion and discount	1,925	1,911
Other long-term liabilities	891	915
Total liabilities	20,239	18,753

Stockholders' equity:
Common stock, 0.0001 par value per share; 140,000,000 authorized shares, 26,281,531 and 26,058,533 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	3	3
Additional paid-in capital	189,624	184,616
Accumulated other comprehensive loss	(160)	(65)
Accumulated deficit	(13,779)	(17,692)
Total stockholders' equity	175,688	166,862
Total liabilities and stockholders' equity	$195,927	$185,615

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three months ended March 31,
	2013	2012
Revenues	$30,855	$20,906
Cost of revenues	7,611	5,257
Gross profit	23,244	15,649
Operating expenses:
Sales and marketing	4,903	4,000
Research and development	5,548	4,133
General and administrative	7,586	3,676
Total operating expenses	18,037	11,809
Income from operations	5,207	3,840
Other income (expense), net	121	(20)
Income before income taxes	5,328	3,820
Income tax provision	1,415	178
Net income	$3,913	$3,642
Net income per share of common stock:
Basic	$0.15	$0.17
Diluted	$0.14	$0.16
Weighted average common shares used in computing net income per share of common stock:
Basic	26,166,290	21,404,789
Diluted	27,962,156	22,513,854

Net income	$3,913	$3,642
Other comprehensive loss, net of taxes
Unrealized losses on investments	(95)	—
Comprehensive income	$3,818	$3,642

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three months ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,913	$3,642
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,095	611
Provision (recovery) for uncollectible accounts receivable	(12)	36
Amortization of other intangible assets	361	409
Amortization of discount related to acquisition holdback	35	54
Stock-based compensation	3,373	517
Excess tax benefit from exercise of stock options	(249)	(55)
Deferred income taxes	(287)	—
Amortization of investment premium	319	—
Changes in operating assets and liabilities:
Accounts receivable	102	(493)
Prepaid expenses and other current assets	(493)	56
Deposits and other assets	(251)	—
Accounts payable	671	(380)
Income taxes payable	1,240	—
Accrued and other current liabilities	(155)	(1,160)
Deferred revenue	(382)	76
Deferred rent	(60)	(50)
Net cash provided by operating activities	9,220	3,263
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(1,349)	(828)
Purchase of investments	(31,683)	(1,112)
Maturities of investments	3,996	951
Net cash used in investing activities	(29,036)	(989)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital lease obligations	(2)	(1)
Proceeds from issuance of common stock under stock incentive plans	1,371	1,447
Excess tax benefit from exercise of stock options	249	55
Net cash provided by financing activities	1,618	1,501
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(18,198)	3,775
CASH AND CASH EQUIVALENTS, Beginning of period	44,114	23,732
CASH AND CASH EQUIVALENTS, End of period	$25,916	$27,507
Supplemental disclosure of cash flow information:
Cash paid for interest	$28	$—
Cash paid for income taxes	$64	$105
Supplemental disclosure of non-cash investing and financing activities:
Fixed asset purchases not yet paid	$381	$11
Fixed assets acquired under capital lease	$317	$—

Exhibit 99.1

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three months ended March 31,
	2013	2012
Net income	$3,913	$3,642
Depreciation	1,095	611
Amortization of intangible assets	361	409
Other (income) expense, net	(121)	20
Income tax provision	1,415	178
EBITDA	6,663	4,860

Non-cash, stock-based compensation expenses	3,373	517
Adjusted EBITDA	$10,036	$5,377

Net income	$3,913	$3,642
Non-cash, stock-based compensation expenses	3,373	517
Amortization of intangible assets	361	409
Adjusted net income	$7,647	$4,568

Shares used to compute non-GAAP net income per share
Basic	26,166,290	21,404,789
Diluted	27,962,156	22,513,854

Adjusted net income per share
Basic	$0.29	$0.21
Diluted	$0.27	$0.20

Net cash provided by operating activities	$9,220	$3,263
Acquisition of property and equipment	(1,349)	(828)
Free cash flow	$7,871	$2,435

Exhibit 99.1

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Second Quarter 2013 Projected Range		Fiscal 2013 Projected Range
Net Income	$4,000	$4,400	$15,600	$16,200

Depreciation	1,200	1,300	4,600	4,800
Amortization of intangible assets	400	400	1,400	1,400
Income tax provision/other	2,500	3,000	9,400	9,600
EBITDA	8,100	9,100	31,000	32,000

Non-cash, stock-based compensation expenses	3,300	3,400	13,200	13,400
Adjusted EBITDA	$11,400	$12,500	$44,200	$45,400

Net Income	$4,000	$4,400	$15,600	$16,200
Non-cash, stock-based compensation expenses	3,300	3,400	13,200	13,400
Amortization of intangible assets	400	400	1,400	1,400
Adjusted net income	$7,700	$8,200	$30,200	$31,000

Shares used to compute non-GAAP net income per share
Diluted	28,100,000	28,100,000	28,400,000	28,400,000

Projected net income per share
Diluted	$0.14	$0.16	$0.55	$0.57

Adjusted net income per share
Diluted	$0.27	$0.29	$1.06	$1.09